Exhibit 99.1

Investor Contact: Berkman Associates (310) 477-3118 info@BerkmanAssociates.com	Company Contact: Alan Magerman, Chairman (760) 477-8900 xenonics@xenonics.com

Xenonics Reports Second Quarter Results

CARLSBAD, CALIFORNIA — May 15, 2014 — XENONICS HOLDINGS, INC. (OTCQB:XNNH) today announced financial results for the second quarter and first six months of fiscal 2014.

Revenue for the three months ended March 31, 2014 decreased to $16,000. This compares to revenue of $961,000 for the second quarter of fiscal 2013. The net loss for this year’s second quarter was $576,000, or $0.02 per basic and diluted share. This compares to a net loss for the second quarter of fiscal 2013 of $293,000, or $0.01 per basic and diluted share.

For the six months ended March 31, 2014, revenue decreased to $79,000 compared to $1,118,000 for last year’s first half. The net loss for the first six months of fiscal 2014 was $1,179,000, or $0.05 per basic and diluted share. This compares to a net loss for the first six months of fiscal 2013 of $787,000, or $0.03 per basic and diluted share.

“Approximately $250,000 of orders we had expected to ship in the second quarter were shipped in the third quarter instead. We continue to expect additional significant orders from military and international customers. We currently are in the process of arranging additional financing to support our operations,” said Chairman Alan Magerman.

Conference Call

Xenonics has scheduled a conference call at 11:00 a.m. EDT this morning to discuss its results for the quarter. To participate in the call, dial (800) 510-0146, passcode #16845774. A simultaneous webcast of the conference call can be accessed from the Webcast Center of the Investor Relations link at www.xenonics.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (888) 286-8010, passcode #92288381, after 2:00 p.m. EDT.

About Xenonics

Xenonics Holdings, Inc. develops and produces advanced, lightweight and compact ultra-high-intensity illumination and low-light vision products for military, law enforcement, public safety, and commercial and private sector applications. Xenonics’ NightHunter line of illumination products is used by every branch of the U.S. Armed Forces as well as law enforcement and security agencies. Its SuperVision high-definition night vision is designed for commercial and military applications. Employing patented technologies, Xenonics provides innovative solutions for customers who must see farther so they can do their jobs better and safer. Xenonics’ products represent the next generation in small, high intensity, high efficiency illumination and low-light vision systems. Visit Xenonics on the web at www.xenonics.com.

Forward-Looking Statements

Except for the historical statements, statements in this release may constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements reflect management’s current views with respect to future events and financial performance and are subject to risks and uncertainties, and actual results may differ materially from the outcomes contained in any forward-looking statement. Factors that could cause these forward-looking statements to differ from actual results include delays in development, marketing or sales of new products, and other risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission. Xenonics Holdings undertakes no obligation to update or revise any forward-looking statements.

*..*..*..*..*	#49xx

3186 Lionshead Avenue, Carlsbad, CA 92010

(760) 477-8900 fax (760) 477-8896 www.xenonics.com email xenonics@xenonics.com

XENONICS HOLDINGS, INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	March 31,		March 31,
	2014	2013	2014	2013
Rounded to the nearest thousand, except per share amounts	(unaudited)		(unaudited)
Revenues	$16,000	$961,000	$79,000	$1,118,000
Cost of goods sold	6,000	505,000	44,000	580,000

Gross profit	10,000	456,000	35,000	538,000
Selling, general and administrative	384,000	468,000	799,000	884,000
Research and development	101,000	108,000	229,000	227,000

Income (loss) from operations	(475,000)	(120,000)	(993,000)	(573,000)
Other income/(expense):
Interest (expense)	(101,000)	(173,000)	(184,000)	(212,000)

Income (loss) before provision for income taxes	(576,000)	(293,000)	(1,177,000)	(785,000)
Income tax provision	—	—	2,000	2,000

Net income (loss)	$(576,000)	$(293,000)	$(1,179,000)	$(787,000)

Net income (loss) per share:
Basic and fully-diluted	$(0.02)	$(0.01)	$(0.05)	$(0.03)

Weighted average shares outstanding:
Basic and fully-diluted	24,976,000	24,976,000	24,976,000	24,976,000

XENONICS HOLDINGS, INC

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	September 30,
	2014	2013
Rounded to the nearest thousand, except par value	(unaudited)
Assets
Current Assets:
Cash	$4,000	$220,000
Accounts receivable	1,000	30,000
Inventories	1,121,000	1,154,000
Other current assets	35,000	27,000

Total Current Assets	1,161,000	1,431,000
Inventories	480,000	480,000
Equipment, furniture and fixtures at cost, net	7,000	11,000
Goodwill	375,000	375,000
Other assets	17,000	17,000

Total Assets	$2,040,000	$2,314,000

Liabilities and Shareholders’ Deficit
Current Liabilities:
Accounts payable	$591,000	$399,000
Accrued expenses	357,000	211,000
Accrued payroll and related taxes	168,000	91,000
Notes payable, net of debt discount	2,383,000	—

Total Current Liabilities	3,499,000	701,000
Notes payable	—	1,962,000

Total Liabilities	3,499,000	2,663,000

Commitments and contingencies
Shareholders’ Deficit:
Preferred shares, $0.001 par value, 5,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common shares, $0.001 par value, 50,000,000 shares authorized; 24,976,000 shares issued and outstanding at March 31, 2014 and September 30, 2013	25,000	25,000
Additional paid-in capital	26,947,000	26,879,000
Accumulated deficit	(28,431,000)	(27,253,000)

Total Shareholders’ Deficit	(1,459,000)	(349,000)

Total Liabilities and Shareholders’ Deficit	$2,040,000	$2,314,000